UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(Rule 14a-101)

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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MMC ENERGY, INC.

(Name of Registrant as Specified in Charter)

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MMC ENERGY, INC.
26 Broadway, Suite 960
New York, New York 10004
(212) 977-0900

For immediate release

MMC ENERGY RECEIVES ISS GOVERNANCE SERVICES RECOMMENDATION

One of Nation’s Leading Independent Proxy Advisory Firms Recommend Stockholders
Vote for MMC Energy, Inc.’s Nominees on WHITE Proxy Card

New York, NY (May 19, 2008) - MMC Energy, Inc. (Nasdaq: MMCE), an independent power producer, announced today that ISS Governance Services (“ISS”), one of the nation’s leading independent proxy advisory firms, has recommended that MMC’s stockholders vote on management’s WHITE proxy card at MMC’s annual meeting of stockholders to be held on May 28, 2008.

Michael Hamilton, MMC’s Chief Executive Officer, said, “We are extremely pleased that ISS has recommended that stockholders support MMC’s nominees in the upcoming election of directors. We believe their recommendation is consistent with the belief that the re-election of current members of MMC’s Board of Directors remains in the best interests of MMC and its stockholders.”

In its report, ISS noted that it believes*, “the incumbent board has more relevant industry experience than the dissident board and is thus better equipped to implement the plan and effect change..” ISS goes on to conclude that they “do not believe the dissidents have proven additional change would be beneficial at this time, that their plan is superior and their nominees better able to restore shareholder value than the incumbent board. Therefore, [ISS] recommend[s] shareholders vote on the WHITE proxy card and vote FOR the incumbent nominees.”

Stockholders who have questions or need assistance in voting their WHITE proxy card should call MMC Energy, Inc.’s proxy solicitor, Georgeson Inc., toll-free at (866) 628-6069.

*Permission to use quotations was neither sought nor obtained.

About MMC Energy, Inc.:

The Company acquires and actively manages electricity generating and energy infrastructure-related assets in the United States. The Company is traded on the NASDAQ Global Market in the United States.

The Company's mission is to acquire, directly or through joint ventures, a portfolio of small to mid-size natural gas fueled electricity generating assets, generally below 250 megawatts or "MW."

The Company creates long-term value for its stockholders through disciplined asset acquisitions and hands-on post-acquisition asset management. The Company actively invests in electricity assets that provide essential services to key transmission-constrained markets such as California, where regulatory capacity requirements and a lack of local electricity supplies make peak electricity generation facilities valuable.

To date, the Company has acquired three electricity generating assets in California, totaling 110 MW of capacity. The Company is currently in the process of upgrading two of these assets, the 100 MW MMC Chula Vista Energy Upgrade Project and the 50 MW MMC Escondido Upgrade, both located in San Diego County, California, replacing the existing 44 MW facilities at each site.

Important Information:

In connection with the solicitation of proxies, the Company filed with the Securities and Exchange Commission (the ``SEC'') and mailed to stockholders a definitive proxy statement dated April 11, 2008. The Proxy Statement contains important information about the Company and the 2008 annual stockholders meeting. The Company's stockholders are urged to read the Proxy Statement carefully. Stockholders may obtain additional free copies of the Proxy Statement and other relevant documents filed with the SEC by the Company through the website maintained by the SEC at http://www.sec.gov. The Proxy Statement and other relevant documents may also be obtained free of charge from the Company by writing to Investor Relations at MMC Energy, Inc., 26 Broadway, Suite 960, New York, NY 10004; or by phone at 212-977-0900; or through the Company's website at http://www.mmcenergy.com. The contents of the websites referenced above are not deemed to be incorporated by reference into the Proxy Statement. Stockholders may also contact Georgeson, Inc. with questions or requests for additional copies of the proxy materials by calling toll-free at 877-868-4967 or collect at 212-440-9800.